SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   Form 8-K
                                Current Report


                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported):     July 14, 1999



                        Applied Magnetics Corporation
                        -----------------------------
            (Exact name of registrant as specified in its charter)


           Delaware                                      1-6635
           --------                                      ------
(State or other jurisdiction of                 (Commission file number)
incorporation or organization)

                                  95-1950506
                                  ----------
                     (I.R.S. Employer Identification No.)



                     75 Robin Hill Road, Goleta, CA 93117
                     ------------------------------------
              (Address of principal executive office)  (Zip Code)


      Registrant's telephone number, including area code: (805) 683-5353

















                           Exhibit Index on Page 4

                                 Page 1 of 6


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Item 5.     Other Events.

            On July 14, 1999, Applied Magnetics Corporation (the "Company") announced that it had completed an Amended and Restated Exchange Agreement, dated July 14, 1999, by and between the Company and Kenilworth Partners II, LP (the "Exchange Agreement"). Under the terms of the Exchange Agreement, the Company sold 4,000,000 shares of newly-issued common stock for $16,000,000, with a commitment to issue an additional 2,000,000 shares of common stock for $8,000,000. In addition, the Company redeemed $16,000,000 principal amount of the Company's 7% Convertible Subordinated Debentures (the "Debentures") due 2006 at par, with a commitment to redeem an additional $8,000,000 principal amount of the Debentures on October 12, 1999. Furthermore, the Company sold to Kenilworth Partners II, LP a $37,776,716 principal amount senior subordinated convertible note (the "Note") for the purchase price of $25,000,000. The Note bears zero coupon interest at the rate of 14% per year, with the principal amount due in July 2005. The Note is convertible into 7,028,224 shares of the Company's common stock.


            The Company also announced that it intends to proceed with a rights offering that will allow shareholders to purchase shares of the Company's common stock at a price discounted to the market price at the time of the offering.


Item 7.     Financial Statements and Exhibits.
            ---------------------------------

            (c) Exhibits

            99.1 Press Release dated July 15, 1999, Relating to Expected MR Shipments, Completion of Additional Financing and Pending Rights Offering.





















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                                   SIGNATURE

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                    APPLIED MAGNETICS CORPORATION


                                    By:   /s/ Peter T. Altavilla
                                          -------------------------
                                          Name:  Peter T. Altavilla

                                          Title: Secretary and Controller

Date: July 16, 1999






























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


                                 EXHIBIT INDEX


   Exhibit   Description                                                 Page
   -------   -----------                                                 ----

    99.1     Press Release dated July 15, 1999, Relating to                5
             Expected MR Shipments, Completion of Additional
             Financing and Pending Rights Offering.

                                                                    Exhibit 99.1
                                                                    ------------

                                 July 15, 1999

Applied Magnetics Corp. Announces Expected MR Shipments, Completion of Additional Financing and Pending Rights Offering

GOLETA, California

        Business Editors

              July 15, 1999--Applied Magnetics Corp. (NYSE:APM) today announced that it expects to ship 4.3 Gbyte/disk MR recording heads in volume during this quarter.

              "We are pleased to announce a major step in Applied Magnetics Corporation's recovery," said Craig Crisman, chairman and chief executive officer of Applied Magnetics. "In addition, Applied Magnetics is sampling 6.8 and 8.6 Gbyte/disk heads using GMR technology, and we anticipate this will constitute the bulk of our sales in the fourth calendar quarter of 1999."

              The company today announced that it has sold to Kennilworth Partners II LP, four million shares of its common stock for $16 million. Kennilworth also purchased from the company a senior subordinated convertible note for $25 million. The note bears interest at 14% per year commencing Oct. 1, 2002 and will mature in July 2005, at which time the note will be payable in the principal amount of $37.8 million. The note is convertible into approximately 7 million shares of common stock. The company also redeemed $16 million principal amount of its 7% convertible subordinated debentures due 2006 at par.

              In conjunction with the Kennilworth transaction, Applied Magnetics intends to proceed with a rights offering that will allow shareholders to purchase shares of common stock at a price discounted to the market price at the time of the offering. Shareholders will have the option to subscribe for additional shares of stock not purchased by other shareholders. "As the company recovers, a primary goal is to give all shareholders an equal opportunity to recover losses they may have incurred. We believe these non-dilutive rights achieve this objective," said Crisman.

              "While the recording head and disk drive industry is highly competitive, we believe that Applied Magnetics' technology and superior low cost structure will enable us to effectively compete and prosper in this difficult pricing environment," Crisman added.

              Applied Magnetics is an independent manufacturer of magnetic recording heads, head-gimbal assemblies ("HGAs") and headstack assemblies ("HSAs") for computer hard disk drives. Founded in 1957, Applied Magnetics is the oldest independent U.S.-based supplier of disk heads to the merchant market. Headquartered in Goleta, Calif., the company employs more than 3,400 people around the world, with facilities in Malaysia, Korea, Singapore and China. The company's World Wide Web site can be found at www.appmag.com.



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              Forward-looking statements included in this release are based on estimates and assumptions made by management of the company, which, although believed to be reasonable, are inherently uncertain and difficult to predict. Therefore, undue reliance should not he placed upon such estimates. Such statements are subject to certain risks and uncertainties inherent in the company's business that could cause actual results to differ materially from those projected. These factors include, but are not limited to: successful transition to volume production of MR and GMR disk head products with profitable yields; the limited number of customers and customer changes in short range and long range plans; competitive pricing pressures; changes in business conditions affecting the company's financial position or results of operations which significantly increase the company's working capital needs; the company's inability to generate or obtain sufficient capital to fund its working capital needs; the company's ability to control inventory levels; domestic and international competition in the company's product areas; risks related to international transactions; and general economic risks and uncertainties.

      CONTACT:  Applied Magnetics Corp., Goleta
                        Craig D. Crisman, 805/683-5353































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